TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this "Termination Agreement") is made and entered into as of this 13th day of March, 2007, by and among Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II L.P., Wynnefield Capital Management LLC, Wynnefield Capital Inc., Nelson Obus, Joshua Landes, North Star Partners, L.P., North Star Partners II, L.P., Circle T. Explorer Master Limited, NS Advisors, LLC, Andrew R. Jones, Ruff Fund Management LLC, Insight Investments, LP and Charles W. Ruff (each a “”Reporting Person”, and collectively, the “Reporting Persons”). Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Reporting Person’s Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission on December 6, 2006 (the “Schedule 13D”).

 WHEREAS, the Reporting Persons entered into a Joint Filing Agreement, dated December 6, 2006 (the “Joint Filing Agreement”), pursuant to which the Reporting Person agreed to prepare jointly and file timely the Schedule 13D and all amendments thereto with respect to their respective ownership of the Common Stock of Cornell Companies, Inc.

NOW, THEREFORE, each of the Reporting Persons separately and together desire to mutually terminate the Joint Filing Agreement, and hereby agree as follows:

1.     Termination of Joint Filing Agreement. Each party to the Joint Filing Agreement, individually, and as a group, hereby agrees to terminate the Joint Filing Agreement and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

2.     Release and Discharge. Each of the Reporting Persons hereby mutually and unconditionally releases and discharges each other Stockholder from all of its obligations under the Joint Filing Agreement to which they are a party.

3.     Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first set forth above.

Wynnefield Partners Small Cap Value, L.P. By: Wynnefield Capital Management LLC, its General Partner		Wynnefield Partners Small Cap Value, L.P. I By: Wynnefield Capital Management LLC, its General Partner

By:	/s/ Nelson Obus	By:	/s/ Nelson Obus
	Nelson Obus, Co-Managing Member		Nelson Obus, Co-Managing Member

Wynnefield Small Cap Value Offshore Fund, Ltd. By: Wynnefield Capital, Inc.		Wynnefield Capital Management, LLC

By:	/s/ Nelson Obus	By:	/s/ Nelson Obus
	Nelson Obus, President		Nelson Obus, Co-Managing Member

Wynnefield Capital, Inc		Channel Partnership II, L.P.

By:	/s/ Nelson Obus	By:	/s/ Nelson Obus
	Nelson Obus, President		Nelson Obus, General Partner

	/s/ Joshua H. Landes		/s/ Nelson Obus
	Joshua H. Landes		Nelson Obus

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first set forth above.

NORTH STAR PARTNERS, L.P.		NORTH STAR PARTNERS, II L.P.

By:	NS ADVISORS, LLC	By:	NS ADVISORS, LLC
	Its General Partner		Its General Partner

By:	/s/ Andrew R. Jones	By:	/s/ Andrew R. Jones
	Andrew R. Jones, Manager		Andrew R. Jones, Manager

CIRCLE T. EXPLORER MASTER LIMITED		NS ADVISORS, LLC

By:	NS ADVISORS, LLC	By:	/s/ Andrew R. Jones
	Its Portfolio Manager		Andrew R. Jones, Manager

By:	/s/ Andrew R. Jones
Andrew R. Jones, Manager

/s/ Andrew R. Jones
Andrew R. Jones

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first set forth above.

INSIGHT INVESTMENTS, L.P.		RUFF FUND MANAGEMENT LLC

By;	RUFF FUND MANAGEMENT LLC	By:	/s/ Charles W. Ruff
	Its General Partner		Charles W. Ruff, President

By:	/s/ Charles W. Ruff
Charles W. Ruff, President

/s/ Charles W. Ruff Charles W. Ruff